Exhibit 99.1

Conference Call Script

LQDT Q2 2008

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the fiscal second quarter 2008 and the three months ending March 31, 2008.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good Afternoon,

As detailed in our press release, Q2 was another productive quarter for the company as we grew GMV in all major segments of our business over the prior year period and completed the acquisition of GovDeals in January. We are pleased that despite a weakening economy we continue to experience healthy growth and strong operating free cash flow.

During the quarter we reported record GMV of $88.2 million, representing a growth rate of approximately 47% over the prior year. Excluding the acquired GovDeals business, GMV grew approximately 21% over the prior year period.

Adjusted EBITDA grew 21% over the prior year period to $5.7 million for the quarter. We also generated cash from operating activities of approximately $3.8 million during the quarter.

There were several highlights from the quarter.

GMV in our surplus business grew 38% YOY and 20% sequentially.

GMV in our scrap business grew 33% YOY.

GMV in our commercial business grew sequentially by 11% and GMV from our commercial consignment business grew 23% sequentially during the second quarter.

Finally, our acquired GovDeals business generated approximately $15.9 million in consignment GMV business for the quarter. We continue to be excited by the opportunity to further grow our online marketplace in the large and fragmented state and local government market sector.

I would also point out that our team during the past quarter was able to close and successfully integrate GovDeals while staying focused on executing our core business. Our management team’s ability to continue to identify and close attractive M&A deals and deliver organic growth is another way we create value for our stockholders.

Our buyer marketplace continued to deliver strong results for our sellers as the number of auction participants increased 46% YOY to a record 463,000 during the quarter. We also completed a record 91,000 transactions during the quarter representing a 74% YOY increase.

LSI’s strategic mission is to develop the largest and most efficient online marketplace to enable commercial and public sector clients to transact wholesale, surplus and salvage goods.

In the current economic environment, we believe LSI is well positioned to increase the size of our online marketplace and expand our market share position as evidenced by a number of initiatives.

We have recently begun to handle a new product category Store Fixtures & Equipment for some of our national retail clients. National retailers have a continuous need to upgrade and dispose of these capital assets as they open, close or consolidate retail store operations. We have responded by developing solutions for large retailers to manage and sell these items using our online auction marketplace. To support this need, we have targeted and reached a critical mass of buyers for these assets and created a new Store Fixtures and Equipment vertical in our online marketplace wwww.liquidation.com.

During the quarter, we also opened a new distribution center hub in Bentonville, Arkansas to serve existing and new clients in the south central region of the U.S. for new sales programs.

We continue to expand our buyer marketing programs using smart online and offline branding and promotional campaigns. These efforts are yielding strong results as we averaged five auction participants per completed transaction while opportunities to improve the buyer experience by enhancing the navigation and design of our online marketplaces.

Another important strategic goal we have is further diversification of our business. Our strong organic growth, combined with our recent acquisition of GovDeals, have resulted in a stronger and more diversified business by market segment and pricing model. During the quarter approximately 80% of LSI’s GMV consisted of clients utilizing our consignment and profit sharing models and approximately 20% utilizing our purchase model.

We expect further diversification and growth through our announced plans to acquire the Geneva Group, a leading asset remarketing firm in the UK. We expect this acquisition to broaden and diversify LSI’s marketplace by adding a European base of commercial buyers and sellers that will be very complementary to our existing business.

We would also like to update you on the procurement process related to our surplus contract with the DOD. The DOD has published an RFP and timeline to award a new surplus contract on or about the end of June. We have submitted a technical proposal on April 17 in response to the DOD’s RFP. We are prepared to operate and execute under any scenario, including the award of a new contract or the extension of the existing contract.

I will now turn the presentation over to Jim Rallo, our CFO and Treasurer.

Thanks Bill

The Company continues to experience strong top line growth, as the amount of gross merchandise volume or GMV increased $28.2 million, or 47.1%, to $88.2 million for the three months ended March 31, 2008 from $60.0 million for the three months ended March 31, 2007, primarily due to (1) our scrap business, which generated 29.1% of our revenue and 20.7% of our GMV, grew 33.2%; (2) our surplus business, which generated 33.5% of our revenue and 23.9% of our GMV, grew 37.8%; and (3) the acquisition of GovDeals completed on January 1, 2008, which generated 1.8% of our revenue and 18.0% of our GMV.

Revenue increased $13.5 million, or 27.5%, to $62.8 million for the three months ended March 31, 2008 from $49.3 million for the three months ended March 31, 2007.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $4.7 million, or 40.1%, to $16.2 million for the three months ended March 31, 2008 from $11.5 million for the three months ended March 31, 2007. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 25.7% from 23.4%. These increases are primarily due to (1) an increase in the volume of goods sold by existing sellers utilizing our purchase model; (2) a ramp up in volume with existing sales programs which resulted in lower inventory turnover; and (3) a mix shift to apparel items, which realized a lower margin during the three months ended March 31, 2008.

Profit-sharing distributions increased $4.7 million, or 26.5%, to $22.6 million for the three months ended March 31, 2008 from $17.9 million for the three months ended March 31, 2007, primarily due to 37.8% growth in our surplus business and 33.2% growth in our scrap business. As a percentage of revenue, profit-sharing distributions decreased to 36.0% from 36.3%, primarily due to a decrease in the amount of profits we are required to pay the DoD under our Surplus Contract, which was modified on September 12, 2006, as well as the Scrap Contract, which was modified on June 1, 2007.

Technology and operations expenses increased $1.9 million, or 22.7%, to $10.3 million for the three months ended March 31, 2008 from $8.4 million for the three months ended March 31, 2007, primarily due to (1) the addition of 71 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above; (2) an additional 30 operating personnel, who were needed to support our inventory assurance program under the Surplus Contract; and (3) the acquisition of GovDeals, which was completed on January 1, 2008. As a percentage of revenue, these expenses decreased to 16.4% from 17.1%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as programming personnel.

Sales and marketing expenses increased $0.7 million, or 21.5%, to $3.9 million for the three months ended March 31, 2008 from $3.2 million for the three months ended March 31, 2007, primarily due to (1) our hiring of 14 additional sales and marketing personnel; (2) $0.4 million in increased expenditures on marketing and promotional activities across our marketplaces; and (3) the acquisition of GovDeals, which was completed on January 1, 2008. As a percentage of revenue, these expenses decreased to 6.2% from 6.6%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as marketing personnel.

General and administrative expenses increased $1.3 million, or 30.2%, to $5.3 million for the three months ended March 31, 2008 from $4.0 million for the three months ended March 31, 2007. As a percentage of revenue, these expenses increased to 8.4% from 8.2%. These increases are primarily due to (1) costs of $0.2 million related to additional accounting, legal, insurance, compliance and other expenses needed to support our growth; (2) expenses of $0.3 million related to the adoption of Statement 123(R); (3) costs of $0.1 million for travel related expenses associated with business development efforts; and (4) expenses of $0.2 million associated with GovDeals, which was acquired on January 1, 2008.

The Company continues to have strong cash flow generation and growth.  LSI generated $3.8 million of operating cash flow, during the three months ended March 31, 2008, an increase of $3.7 million or more than 30 times, over the $0.1 million generated during the three months ended March 31, 2007.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $1.0 million or 21.4% to $5.7 million for the three months ended March 31, 2008 from $4.7 million for the three months ended March 31, 2007.

Adjusted net income increased $0.5 million or 19.6% to $3.3 million for the three months ended March 31, 2008 from $2.8 million for the three months ended March 31, 2007.

Adjusted diluted earnings per share increased $0.02 or 20.0% to $0.12 for the three months ended March 31, 2008, based on 28.3 million diluted weighted average shares outstanding, from $0.10 and 28.5 million diluted weighted average shares outstanding for the three months ended March 31, 2007.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts along with the acquisition of GovDeals resulted in a 45.6% increase in registered buyers to approximately 892,000 at March 31, 2008 from approximately 613,000 at March 31, 2007.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to a record 463,000, including GovDeals, for the three months ended March 31, 2008, representing an increase of 176,000 or 61.4% over the 287,000 Auction Participants for the three months ended March 31, 2007.

Completed Transactions, including GovDeals, increased 73.6% to approximately 91,000 for the three months ended March 31, 2008 from approximately 52,000 for the three months ended March 31, 2007.  Our growth in completed transactions was achieved while maintaining strong liquidity in the market place, as the three months ended March 31, 2007 was our tenth consecutive quarter achieving on average greater than five auction participants per transaction.

The Company continues to have a strong balance sheet.  At March 31, 2008, LSI had $62.4 million of cash, current assets of $89.9 million and total assets of $121.9 million.  The Company continues to be debt free with current liabilities of $30.0 million and long-term liabilities of $2.7 million, for total liabilities of $32.7 million at March 31, 2008.  Stockholders Equity totaled $89.3 million at March 31, 2008.

Capital expenditures during the three months ended March 31, 2008 were $0.4 million.

The management team is providing the following guidance for the next quarter and fiscal year 2008.  The following forward-looking statements assume that current business trends and our operating environment continue, including (i) improvement in margins and product mix in our commercial business, (ii) continued improvement in inventory turnover within our commercial marketplace, (iii) continuation of our Surplus Contract under its current terms for the balance of fiscal 2008 pending the award and phase-in of a new surplus contract, (iv) start-up costs associated with the opening of our new distribution center in Bentonville, Arkansas, and (v) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008 that we will again receive this incentive payment.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our base rate of 26%.  This incentive will be measured quarterly during fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus Contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million per quarter for the remaining two quarters of fiscal year 2008.

We expect GMV for fiscal year 2008 to range from $330 million to $340 million.  We expect GMV for Q3-08 to range from $91 million to $93 million.

We expect Adjusted EBITDA for fiscal year 2008 to range from $24.5 million to $25.5 million.  We expect Adjusted EBITDA for Q3-08 to range from $7.8 million to $8.0 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2008 to range from $0.51 to $0.53.  In Q3-08, we estimate Adjusted Earnings Per Diluted Share to be $0.16.

As always, if anyone has any questions on the information that we have provided, or if there is information in the market place, which appears to be inaccurate and we have noted such instances over the last several quarters, please call me or Julie Davis.

I will now turn our discussion back over to Bill.

In closing, we are currently experiencing strong momentum in our business. The number of seller and buyers using our online marketplace continues to grow and preliminary April results reflect this continued momentum.

LSI is focused on getting better at what we do each and every day. As we pursue our next logical milestone of driving $1 billion of annualized GMV through our online marketplace, we continue to make the required investments in people, processes, and operations to support a much larger volume business. As we grow into our expanded infrastructure during the second half of the year, we expect to improve our operational efficiencies.

We thank you for your time and attention today and look forward to answering your questions at this time.